Exhibit 99.1

Zedge Announces New Appointment To Board Of Directors

Paul Packer, Founder of Globis Capital Advisors LLC, to head Audit Committee

New York, NY – April 1, 2020: Zedge, Inc. (NYSE AMERICAN: ZDGE) announced today that Paul Packer, founder of Globis Capital Advisors LLC, has joined the company’s Board of Directors and its Audit Committee, effective April 1, 2020. Mr. Packer will chair the Audit Committee. This appointment brings Zedge’s total board membership to 5.

“We are excited in welcoming Paul to our Board of Directors. He brings decades of experience in helping microcap companies scale their business and unlock shareholder value,” said Michael Jonas, Zedge’s chairman. “Paul joins Zedge at an exciting time as the company is working to establish itself as a force across new verticals and extend its reach beyond its leadership position in the world of mobile phone personalization. We look forward to benefitting from his wealth of knowledge as we strive to continue growing the company.”

Paul Packer founded Globis Capital Advisors LLC, an investment advisory firm, in 2001. Globis invests in startups, micro- and small-cap companies with a focus on hi-tech. Paul was appointed and designated as Chairman of The United States Commission for the Preservation of America’s Heritage Abroad by President Donald J. Trump in 2017 and reappointed in 2019. Paul also serves as a director on the board of Elementor Ltd., a privately held company that offers an intuitive, front-end site builder for WordPress. He served as a director on the board of Wakingapp Ltd. prior to its sale to Scope AR in 2019 and on the board of Penguin Digital before it was acquired by Shutterfly.

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge offers a state-of-the-art digital publishing platform that powers our consumer-facing app availing users with a host of digital content – wallpapers, video wallpapers, ringtones, and stickers. We are evolving by developing new apps run on top of our publishing platform and generally focus on the entertainment vertical. Our creators are amateur and professional artists as well as new and major brands who can easily launch a virtual storefront in Zedge where they can market and sell their content to our user base. Our app has been downloaded more than 420 million times, has more than 34 million monthly active users and has consistently been ranked as one of the most popular free apps in Google Play in the US.

Contact:

Jonathan Reich

ir@zedge.net